As filed with the Securities and Exchange Commission on June 20, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I

(Amendment No. 2)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

ADOBE SYSTEMS INCORPORATED

(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK,

par value $0.0001 per share

(Title of Class of Securities)

00724F-10-1

(CUSIP Number of Class of Securities)

Bruce R. Chizen

President and Chief Executive Officer

ADOBE SYSTEMS INCORPORATED

345 Park Avenue

San Jose, California  95110

Telephone:  (408) 536-6000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Karen O. Cottle, Esq.
Cheryl K. House, Esq.
Stuart A. Fagin, Esq.	Eric C. Jensen, Esq.
ADOBE SYSTEMS INCORPORATED	COOLEY GODWARD llp
345 Park Avenue	Five Palo Alto Square, 3000 El Camino Real
San Jose, California 95110	Palo Alto, California 94306-2155
Telephone: (408) 536-6000	Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$148,037,015	$11,977

*                                         Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 11,742,628 shares of Common Stock of Adobe Systems Incorporated, par value $0.0001 per share (“Common Stock”), having an aggregate value of $148,037,015 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of May 14, 2003.

**                                  The amount of the filing fee is $80.90 per $1,000,000 of the aggregate offering amount (or .00008090 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #11 for Fiscal Year 2003, effective February 21, 2003.   $11,885 of the filing fee was previously paid with the Schedule TO filed with the Securities and Exchange Commission on May 16, 2003; the remaining $92 of the filing fee is paid herewith.

☐            Check box if any part of the fee is offset as provided by Rule 0- 11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.

Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐            Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐            Third-party tender offer subject to Rule 14d-1.

☒            Issuer tender offer subject to Rule 13e-4.

☐            Going-private transaction subject to Rule 13e-3.

☐            Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☒

SCHEDULE TO

(AMENDMENT NO. 2)

INTRODUCTORY STATEMENT

This is a final Amendment to the Tender Offer Statement on Schedule TO, as amended, filed with the Securities and Exchange Commission on May 16, 2003, in connection with Adobe Systems Incorporated’s (the “Company”) offer to exchange all stock options to purchase shares of the Company’s common stock, par value $0.0001 per share, with exercise prices greater than $40.00 per share outstanding under the Company’s 1994 Stock Option Plan and 1999 Equity Incentive Plan, held by eligible optionholders for new options to purchase shares of common stock to be granted under the Company’s 2003 Equity Incentive Plan, upon the terms and subject to the conditions set forth in the Offer to Exchange.  This Amendment’s sole purpose is to report the results of the Offer to Exchange.

ITEM 4.  TERMS OF THE TRANSACTION.

Item 4(a) of the Schedule TO, as amended, is hereby further amended and supplemented to add the following:

The Offer expired at 11:59 p.m. Pacific Time, on Monday, June 16, 2003.  Pursuant to the Offer, the Company accepted for cancellation options to purchase approximately 7,056,854 shares of common stock.  The last reported sale price of the Company’s common stock on June 16, 2003, the date the Offer expired, was $31.70 per share.   Eligible Employees, subject to their continued employment with the Company on the Grant Date of the New Options, will receive New Options to purchase approximately 3,549,754 shares of common stock in exchange for such cancelled options. We will promptly send each Eligible Employee whose options have been accepted for cancellation a Confirmation of Cancellation of Eligible Options and Promise to Grant New Options, substantially in the form of Exhibit 99.(a)(1)(I), as filed with the Securities and Exchange Commission on May 16, 2003.

ITEM 12.               EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 16, 2003.

99.(a)(1)(B)*	Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.

99.(a)(1)(C)*	Form of Electronic Transmittal Letter.

99.(a)(1)(D)*	Form of Stock Option Exchange Election Form.

99.(a)(1)(E)*	Form of Electronic Reminder Notice.

99.(a)(1)(F)*	Form of Electronic Confirmation Notice.

99.(a)(1)(G)*	Form of Slide Presentation to Employees.

99.(a)(1)(H)*	Form of Stock Option Exchange Election Electronic Log-In Pages.

99.(a)(1)(I)*	Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.

99.(a)(1)(J)**	Communications to Employees from Bruce R. Chizen, President and Chief Executive Officer, dated March 17, 2003.

99.(a)(1)(K)**	Employee Frequently Asked Questions Document.

Exhibit Number	Description

99.(a)(1)(L)**	Communications to Managers.

99.(a)(1)(M)**	Slides for use by Management in Discussions with Institutional Investors.

99.(a)(1)(N)**	Adobe Systems Incorporated’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 17, 2003, and incorporated herein by reference.

99.(a)(1)(O)***	Communications to Employees from Bruce R. Chizen, President and Chief Executive Officer, Regarding the Results of the Vote at Adobe Systems Incorporated’s Annual Stockholders Meeting.

99.(a)(1)(P)

Adobe Systems Incorporated’s Annual Report on Form 10-K for its fiscal year ended November 29, 2002, filed with the Securities and Exchange Commission on February 26, 2003, as amended March 28, 2003, and incorporated herein by reference.

99.(a)(1)(Q)

Adobe Systems Incorporated’s Quarterly Report on Form 10-Q for its fiscal quarter ended February 28, 2003, filed with the Securities and Exchange Commission on April 11, 2003, and incorporated herein by reference.

99.(a)(1)(R)****	Form of Electronic Notice to Eligible Employees of an Amendment to the Offer to Exchange.

99.(a)(1)(S)****	Amendment to the Offer to Exchange.

99.(a)(1)(T)****	Form of Amended Stock Option Exchange Election Form.

99.(b)	Not applicable.

99.(d)(1)*	Adobe Systems Incorporated’s 2003 Equity Incentive Plan.

99.(d)(2)

Adobe Systems Incorporated’s 1999 Equity Incentive Plan, as amended (filed as Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the period ended November 29, 2002, filed on February 26, 2003, as amended March 28, 2003, and incorporated herein by reference).

99.(d)(3)

Adobe Systems Incorporated’s 1994 Stock Option Plan (filed as Exhibit 10.40 to the Company’s Registration Statement on Form S-8 (File No. 333-28195), filed on May 30, 1997, and incorporated herein by reference).

99.(g)	Not applicable.

99.(h)	Not applicable.

*                                         Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 16, 2003.

**                                  Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on March 17, 2003, and incorporated herein by reference.

***                           Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on April 10, 2003, and incorporated herein by reference.

****                    Previously filed as an exhibit to Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on June 5, 2003.

SCHEDULE TO

(AMENDMENT NO. 2)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2003

ADOBE SYSTEMS INCORPORATED

By:	/s/ Bruce R. Chizen

Name:	Bruce R. Chizen

Title:	President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 16, 2003.

99.(a)(1)(B)*	Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.

99.(a)(1)(C)*	Form of Electronic Transmittal Letter.

99.(a)(1)(D)*	Form of Stock Option Exchange Election Form.

99.(a)(1)(E)*	Form of Electronic Reminder Notice.

99.(a)(1)(F)*	Form of Electronic Confirmation Notice.

99.(a)(1)(G)*	Form of Slide Presentation to Employees.

99.(a)(1)(H)*	Form of Stock Option Exchange Election Electronic Log-In Pages.

99.(a)(1)(I)*	Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.

99.(a)(1)(J)**	Communications to Employees from Bruce R. Chizen, President and Chief Executive Officer, dated March 17, 2003.

99.(a)(1)(K)**	Employee Frequently Asked Questions Document.

99.(a)(1)(L)**	Communications to Managers.

99.(a)(1)(M)**	Slides for use by Management in Discussions with Institutional Investors.

99.(a)(1)(N)**	Adobe Systems Incorporated’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 17, 2003, and incorporated herein by reference.

99.(a)(1)(O)***	Communications to Employees from Bruce R. Chizen, President and Chief Executive Officer, Regarding the Results of the Vote at Adobe Systems Incorporated’s Annual Stockholders Meeting.

99.(a)(1)(P)

Adobe Systems Incorporated’s Annual Report on Form 10-K for its fiscal year ended November 29, 2002, filed with the Securities and Exchange Commission on February 26, 2003, as amended March 28, 2003, and incorporated herein by reference.

99.(a)(1)(Q)

Adobe Systems Incorporated’s Quarterly Report on Form 10-Q for its fiscal quarter ended February 28, 2003, filed with the Securities and Exchange Commission on April 11, 2003, and incorporated herein by reference.

99.(a)(1)(R)****	Form of Electronic Notice to Eligible Employees of an Amendment to the Offer to Exchange.

99.(a)(1)(S)****	Amendment to the Offer to Exchange.

99.(a)(1)(T)****	Form of Amended Stock Option Exchange Election Form.

99.(b)	Not applicable.

Exhibit Number	Description

99.(d)(1)*	Adobe Systems Incorporated’s 2003 Equity Incentive Plan.

99.(d)(2)

Adobe Systems Incorporated’s 1999 Equity Incentive Plan, as amended (filed as Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the period ended November 29, 2002, filed on February 26, 2003, as amended March 28, 2003, and incorporated herein by reference).

99.(d)(3)

Adobe Systems Incorporated’s 1994 Stock Option Plan (filed as Exhibit 10.40 to the Company’s Registration Statement on Form S-8 (File No. 333-28195), filed on May 30, 1997, and incorporated herein by reference).

99.(g)	Not applicable.

99.(h)	Not applicable.

*                                         Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 16, 2003.

**                                  Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on March 17, 2003, and incorporated herein by reference.

***                           Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on April 10, 2003, and incorporated herein by reference.

****                    Previously filed as an exhibit to Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on June 5, 2003.